SCHEDULE

Tax covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Tax Covenant.

Accounts Relief:

means :

a)    any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Accounts; and

b)    any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts;

Buyer's Relief:

means:

a)    any Accounts Relief;

b)    any Relief which arises in connection with any Event occurring after Accounts Date; and

c)    any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company;

Buyer's Tax Group:	the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;
Dispute:	any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim;
Event:	includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

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Group Relief:

any or all of the following:

a)    relief surrendered or claimed under Part 5 of the Corporation Tax Act 2010 (Chapter IV of Part X of ICTA 1988);

b)    advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

c)    a Tax refund capable of being surrendered or claimed under section 963 of the Corporation Tax Act 2010 (section 102 of the Finance Act 1989);

d)    the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the Corporation Tax Act 2009 (clause 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009);

e)    eligible unrelieved foreign Tax surrendered or claimed under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163); and

f)    any other Relief available between members of a group for Tax purposes;

Liability for Taxation:

means:

a)    any liability of the Company to make an actual payment of or in respect of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

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b)    the Loss of any Accounts Relief (including any Relief surrendered or to be surrendered by a member of the Seller's Group), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief; or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

c)    the use or setting off of any Buyer's Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Seller would have been liable but for such set off or utilisation;

Loss:	includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or claw-back for whatever reason;
Overprovision:

the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of:

a)    a change in law;

b)    a change in the accounting bases on which the Company values its assets; or

c)    a voluntary act or omission of the Buyer,

d)    which, in each case, occurs after Completion;

Relief:	includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax;
Saving:	the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Seller would not have been liable under clause 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Seller has made a payment under clause 2 of this Tax Covenant;

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Seller's Group:	the Seller and any other company or companies (other than the Company and any Subsidiaries) which either are or become after Completion, or have within the seven years ending at Completion been treated as, members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes;
Tax or Taxation:	all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion);
Tax Claim:	any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant;
Taxation Authority:	any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere;
Taxation Statute:	any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

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1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.
1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.
1.4	Any reference to something occurring in the ordinary course of business shall not include:
1.4.1	anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group);
1.4.2	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms;
1.4.3	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;
1.4.4	anything that relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability to Taxation;
1.4.5	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or
1.4.6	anything that involves, or leads directly or indirectly to, a change of residence of the Company or any Subsidiary for Tax purposes.

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1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.
1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.
2.	Covenant

The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall pay to the Buyer an amount equal to any:

2.1	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not such liability has been discharged on or before Completion;
2.2	Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer's Tax Group, whether arising before or after Completion;
2.3	Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;
2.4	Liability for Taxation which arises after Completion but which relates to the periods prior to Completion and arises as a result of the Company’s failure to account to the Taxation Authority for Tax on sums received by way of gratuities or tips prior to Completion; and
2.5	costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer, the Company or any member of the Buyer's Tax Group in connection with any Liability for Taxation or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

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3.	Payment date and interest

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:
3.1.1	in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of ten business days before the due date for payment and five business days after the date on which the Buyer serves notice on the Seller requesting payment;
3.1.2	in the case of the loss of a right to repayment of Tax or a liability under Clause 2 (d) five Business Days following the date on which the Buyer serves notice on the Seller requesting payment;
3.1.3	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:
3.1.3.1	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or
3.1.3.2.	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or
3.1.3.3	in a case that falls within clause c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.
3.2	If the Liability for Taxation is a liability to corporation tax payable by instalments in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):
3.2.1	the notice served by the Buyer on the Seller under clause 3.1 shall specify the amount of the liability that is due for payment on each instalment date for the accounting period in which the Liability to Taxation arises; and
3.2.2	the due dates for payment of the Tax clause 3.1.1 to clause 3.1.3 shall be the due dates for payment of each of the instalments.
3.3	Any dispute as to the amount specified in any notice served on the Seller under clause 3.1.1 to clause 3.1.3 shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Seller and the Buyer).
3.4	If any sums required to be paid by the Seller under this Tax Covenant are not paid on the date specified in clause 3.1, then, except to the extent that the Seller's liability under clause 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of the Bank of England or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

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4.	Exclusions
4.1	The covenant contained in clause 2 above shall not cover any Liability for Taxation to the extent that:
4.1.1	provision or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Accounts;
4.1.2	such Liability for Taxation was discharged on or before the Accounts Date and the discharge of such Liability for Taxation was reflected in the Accounts;
4.1.3	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);
4.1.4	it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP as at the date of Completion);
4.1.5	the Buyer is compensated for any such matter under any other provision of this agreement;
4.1.6	there is available to the Company a Relief which is not a Buyer's Relief; or

4.1.7	it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer outside the ordinary course of business after Completion and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.
4.2	For the purposes of clause 4.1.8 an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Seller.

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5.	Limitations
5.1	The liability of the Seller under clause 2 will terminate on the seventh anniversary of Completion except in respect of any claim under clause 2 under Schedule 4 of the Agreement of which notice in writing is given to the Seller before that date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.
5.2	Subject to clause 5.3 and clause 5.4, the aggregate liability of the Seller under clause 2 shall not exceed $3,150,000 USD.
5.3	The amount of the aggregate liability of the Seller set out in clause 5.2 will be increased by any amount received by the Seller by way of payment or set off under clause 6 (Overprovisions), clause 7 (Savings) or clause 8 (Recovery from third parties).
5.4	The amount of the aggregate liability of the Seller set out in clause 5.2 will be increased by the amount of any liability of the Seller arising (or which would have arisen but for clause 4) in respect of Taxation which is primarily the liability of, or is attributable to, a person other than the Company.
6.	Overprovisions
6.1	If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Seller) that any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:
6.1.1	the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;
6.1.2	to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and
6.1.3	to the extent that the excess referred to in clause 6.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Seller under this Tax Covenant.
6.2	After the Company's auditors have produced any certificate under this clause 6, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review (at the expense of the Seller) that certificate in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether in their opinion the certificate remains correct or whether, in light of those circumstances, it should be amended.

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6.3	If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Seller (as the case may be) as soon as practicable.
7.	Savings

If (at the Seller's request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

7.1	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company; and
7.2	the amount paid by the Seller under clause 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.
8.	Recovery from third parties
8.1	Where the Seller has paid an amount in full discharge of a liability under clause 2 in respect of any Liability for Taxation and the Buyer, the Company is or becomes entitled to recover from some other person not being the Buyer, the Company or any other company within the Buyer's Tax Group, any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:
8.1.1	notify the Seller of its entitlement as soon as reasonably practicable; and

8.1.2	if required by the Seller and, subject to the Buyer and the Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this clause 8.1 (other than an action against:
8.1.2.1	a Taxation Authority; or

8.1.2.2	a person who has given Tax advice to the Company on or before Completion),

which, in the Buyer's reasonable opinion, is likely to harm its, the Company's commercial or employment relationship (potential or actual) with that or any other person.

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8.2	If the Buyer or the Company recovers any amount referred to in clause 8.1, the Buyer shall account to the Seller for the lesser of:
8.2.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Seller under clause 8.1 (b)); and
8.2.2	the amount paid by the Seller under clause 2 in respect of the Liability for Taxation in question.
9.	Surrender of Group Relief or other election
9.1	Subject to and in accordance with the provisions of this clause 9 , if any liability of the Seller under this Tax Covenant or in respect of any claim under the Tax Warranties can be reduced or eliminated by the surrender of Group Relief to the Company by the Seller or any company other than a member of the Buyer's Tax Group or a company connected with the Buyer (including by way of electing that any gain on the disposal or notional disposal of an asset be treated as accruing not to the Company but to a member of the Seller's Group), the Seller may make or procure the making of such surrender or election and the Buyer shall procure that the Company shall cooperate with the Seller in relation to such surrender or election and make all necessary returns, claims, consents and notifications required to be made in respect of such surrender or election.
9.2	The Company shall not be liable to give any consideration in respect of any surrender of or election in relation to Group Relief under clause 9.1.
10.	Corporation tax returns
10.1	Subject to this clause 10, the Buyer will have exclusive conduct of all Taxation affairs of the Company after Completion.
10.2	The Buyer will procure that the Company keeps the Seller or the Seller's duly authorised agent fully informed of its Taxation affairs in respect of any accounting period ended on or before Completion for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Company has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations.
10.3	The Buyer will procure that the Company does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Completion without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations.

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10.4	For the avoidance of doubt:
10.4.1.	where any matter relating to Tax gives rise to a Tax Claim, the provisions of clause 11 shall take precedence over the provisions of this clause 10; and
10.4.2	the provisions of this clause 10 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Taxation.
11.	Conduct of Tax Claims
11.1	Subject to clause 11.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller or to the Seller's duly authorised agent as soon as reasonably practicable, provided that the giving of such notice shall not be a condition precedent to the Seller's liability under this Tax Covenant.
11.2	If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of clause 11.1.
11.3	Subject to clause 11.4, if the Seller indemnifies the Buyer and the Company to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby, including any additional Liability for Taxation, the Buyer shall take and procure that the Company shall take such action as the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HM Revenue and Customs review or compromise any Tax Claim.
11.4	Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of such assessment, does not receive written instructions from the Seller within ten business days to do so.
11.5	If:
11.5.1	the Seller does not request the Buyer to take any action under clause 11.2 or fails to indemnify the Buyer or the Company to the Buyer's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, seeking a review or compromising such Tax Claim, and which period will not in any event exceed a period of 14 days;

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11.5.2	the Seller (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or
11.5.3	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Seller has obtained the opinion of Tax counsel of at least ten years' standing that there is a reasonable prospect that the appeal will succeed,
11.5.4	the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.
11.6	Neither the Buyer nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the provisions of this clause 11 if the Buyer, the Company or the relevant Subsidiary has acted in good faith in accordance with the instructions of the Seller.
12.	Grossing up
12.1	All sums payable by the Seller to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
12.2.	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.
12.3	If the Buyer would, but for the availability of a Buyer's Relief, incur a taxation liability falling within clause 12.2, it shall be deemed for the purposes of that CLAUSE to have incurred and paid that liability.
12.4	If the Buyer assigns the benefit of this Tax Covenant or this agreement the Seller shall not be so liable under clause 12.1 or 12.2 except to the extent that the Seller would have been so liable had no such assignment occurred.

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13.	General

All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Purchase Price for the Sale Shares.

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